EXHIBIT 99.1

Company Contact:	Investor Relations Contacts:	Media Contact:
AngioDynamics, Inc.	EVC Group, Inc.	EVC Group, Inc.
D. Joseph Gersuk, CFO	Jennifer Beugelmans/Doug Sherk	Steve DiMattia
(800) 772-6446 x1608	(646) 201-5447	(646) 201-5445
jgersuk@AngioDynamics.com	jbeugelmans@evcgroup.com	sdimattia@evcgroup.com
dsherk@evcgroup.com

ANGIODYNAMICS MOVES FORWARD WITH NEVERTOUCH™,

COMMENTS ON INJUNCTION RULING

Company’s replacement technology represents advance in treatment of varicose veins

QUEENSBURY, N.Y. (July 3, 2007) – AngioDynamics (NASDAQ: ANGO) announced today that a Federal District Court judge in Boston has issued an injunction that prohibits the Company from selling its original VenaCure® bare tipped fiber, used in a minimally invasive therapy for severe varicose veins.

The injunction, which follows the previously disclosed March 2007 jury verdict of unwillfull infringement of Diomed's U.S. patent No. 6,398,777, was expected. It prohibits AngioDynamics from selling the disposable kits that were found to infringe in the trial and from selling laser consoles for use with those kits. AngioDynamics had stopped selling the disposable kits in mid-April 2007. Since June 2, 2007 the Company has been selling only the new NeverTouch™ VenaCure® disposable kits and laser consoles for use with such kits.

NeverTouch is a significant improvement over the original VenaCure. It employs a proprietary gold-coated spacer component over its laser fiber tip, a new generation of technology designed to further eliminate inadvertent contact between the laser-emitting end of the fiber and vessel wall during treatment. NeverTouch represents an advance over AngioDynamics’ first generation bare tipped VenaCure through its provision of an enhanced level of protection against vein wall perforation during laser therapy.

According to Dr. Lowell Kabnick, Vascular Surgeon and Vein Specialist at the Vein Institute of New Jersey and a medical advisor to the Company, the new fiber tip improves patient outcome. "The NeverTouch VenaCure tip enables physicians to achieve optimal positioning of the fiber within the vessel being treated," said Dr. Kabnick. "This is because the gold tip fiber is more visible under ultrasound imaging. By helping to avoid the vein wall, this feature provides a significant clinical advantage in minimizing patient discomfort and bruising."

“Innovation and solid intellectual property are two of AngioDynamics’ guiding principles which have enabled us to rapidly commercialize this product from our R&D pipeline and, in so doing, continue to provide physicians and their patients with technology needed for this important venous disease treatment,” commented Eamonn Hobbs, AngioDynamics President and CEO.

“The injunction ruling was expected and we believe it will not impact our ability to continue moving forward with our new and improved NeverTouch products.”

AngioDynamics continues to dispute the infringement verdict on multiple grounds and on June 20 filed an appeal in the U.S. Court of Appeals for the Federal Circuit in Washington, D.C. If AngioDynamics’ appeal of the infringement verdict is not successful, the Company will be required to pay Diomed monetary damages in the amount of $9,710,000 plus accrued interest from March 30, 2007 until the date of such payment. . The Company recorded a $9.7 million litigation provision in its financial statements for the fiscal third quarter ended March 3, 2007.

About AngioDynamics

AngioDynamics, Inc. is a leading provider of innovative medical devices used by interventional radiologists, surgeons, and other physicians for the minimally invasive treatment of cancer and peripheral vascular disease. The Company's diverse product line includes market-leading radiofrequency ablation systems, vascular access products, angiographic products and accessories, dialysis products, angioplasty products, drainage products, thrombolytic products, embolization products and venous products. More information is available at www.angiodynamics.com.

Safe Harbor

The statements made in this document contain certain forward-looking statements that involve a number of risks and uncertainties. Words such as "expects," "intends," "anticipates," "plans," "believes," "seeks," "estimates," or variations of such words and similar expressions, are intended to identify such forward-looking statements. Investors are cautioned that actual events or results may differ from the Company's expectations. In addition to the matters described above, the ability of the Company to develop its products, future actions by the FDA or other regulatory agencies, results of pending or future clinical trials, overall economic conditions, general market conditions, market acceptance, foreign currency exchange rate fluctuations, the effects on pricing from group purchasing organizations and competition, as well as the risk factors listed from time to time in the SEC filings of AngioDynamics, Inc., including but not limited to its Annual Report on Form 10-K for the year ended June 3, 2006, may affect the actual results achieved by the Company.

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